Exhibit 33.8

February 26, 2016

Management’s Assertion on

Compliance with Regulation AB Criteria

Newmark Realty Capital, Inc. and NRC Group Inc., a California Corporation with identical management and ownership (“the Asserting Party”) is responsible for assessing compliance, as of December 31, 2015, and for the year then ended (“the Reporting Period”), with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), excluding the criteria set forth in Sections 229.1122(d) (1) (ii)-(iii), in the CFR, which the Asserting Party has concluded are not applicable to the activities it performs with respect to the servicing of the asset-backed securitization transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the “Applicable Servicing Criteria”). The transactions covered by this report include all transactions conducted by the Asserting Party that relate to asset-backed securities serviced during the Reporting Period (“the Platform”).

Appendix A identifies the asset-backed securities defined by management as constituting the Platform.

The Asserting Party has assessed compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that such party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2015 and for the Reporting Period with respect to the Platform taken as a whole.

Armanino LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the Applicable Servicing Criteria as of December 31, 2015, and for the Reporting Period as set forth in this assertion.

NRC Group, Inc.

Signature:

Title:

595 MARKET STREET, SUITE 2500, SAN FRANCISCO, CA 94105 (415) 956-7600 FAX (415) 956-4434

SAN FRANCISCO • LOS ANGELES • NEWPORT BEACH • SACRAMENTO •  SEATTLE • SPOKANE • PHOENIX • LAS VEGAS